Exhibit 99.1

FLOTEK ANNOUNCES NEW CHAIRMAN AND CEO

--- Oil & Gas Services Sector Veteran John Gibson to Join the Company ---

HOUSTON, December 23, 2019 – Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced that John W. Gibson, Jr. has been named as Chairman of the Board of Directors and Chief Executive Officer and President of the Company effective January 6, 2020. Mr. Gibson is a recognized leader with more than 35 years of experience in the energy technology, oil and gas services and exploration and production sectors of the energy industry. With this appointment, David Nierenberg, Flotek’s Chairman of the Board of Directors (“Board”), will remain an independent director of the Company’s Board, and John Chisholm, Flotek’s current Chief Executive Officer, will step down from the Board.

Mr. Gibson is coming to Flotek from Tudor, Pickering, Holt & Company (“TPH”), an energy-focused investment bank headquartered in Houston, Texas, where in his role as Chairman of Energy Technology, he has led a team focused on opportunities in emerging oil and gas technologies. Prior to TPH, Mr. Gibson served as President and Chief Executive Officer of Tervita Corporation (“Tervita”), a major Canadian-based environmental and oilfield services company. Prior to Tervita, he was President and Chief Executive Officer of Paradigm Geophysical and Landmark Graphics Corporation, as well as President of Halliburton Company’s Energy Services Group. Mr. Gibson also served as the former head of subsurface research at Chevron Corporation.

Mr. Nierenberg commented, “Following an extensive search process undertaken by our Board, we are extremely pleased to name John Gibson as our new Chairman and CEO. John brings extensive experience in the convergence of oilfield services, technology and geology, and is a widely respected leader with a strong reputation across the energy industry for building value and delivering results. As important, he will provide the Company with a unique combination of large company discipline and small company entrepreneurship. I look forward to supporting John and fully expect him to continue to build upon his strong track record as Flotek further transitions its business into a differentiated reservoir-centric chemistry services company that closely partners with its clients to increase asset productivity.”

Mr. Gibson currently serves as a Director of Orocobre Limited and Bluware Inc., and is a member of University of Houston’s Energy Advisory Board, University of Texas at Austin’s Bureau of Economic Geology Visiting Committee and the National Board of KickStart for Kids. Mr. Gibson holds a Bachelor of Science in Geology from Auburn University and Master of Science in Geology from the University of Houston.

John W. Gibson, Jr. commented, “Technologies that deliver significant value to the upstream energy sector have never been more critical as the industry continues to explore opportunities to address complex reservoir challenges. For more than 25 years, my career has been focused on identifying unique and disruptive technologies, and Flotek offers a compelling value proposition given its proprietary portfolio of fluid chemistries tailored for the reservoir that deliver increased hydrocarbon recovery and improve the total cost of ownership for E&Ps. I believe the Company is ideally suited to address the industry’s long-term needs, including increasing complexity surrounding well spacing and optimized completions variables. I am truly excited about the opportunity to lead Flotek and its team of dedicated employees into its next chapters of long-term success.”

Mr. Gibson will transition from Chairman of TPH’s Energy Technology business to a Senior Advisor to the firm’s efforts. “The men and women of TPH are no doubt the best in the business. It’s a firm totally committed to doing the right thing by its clients and its people. I fully expect the firm to continue to lead in the field of emerging energy technologies,” offered Gibson.

Mr. Nierenberg concluded, “On behalf of the Board of Directors, I also want to thank John Chisholm for his more than 20 years of service and dedication to Flotek in roles ranging from director to CEO. John was highly instrumental in the transformative transaction we completed earlier this year and leaves Flotek as a much more focused and financially stronger Company. We wish John all the best in his future endeavors.”

About Flotek Industries, Inc.

Flotek develops and delivers prescriptive, reservoir-centric chemistry technologies to oil and gas clients designed to address every challenge in the lifecycle of the reservoir and maximize recovery in both new and mature fields. Flotek’s inspired chemists draw from the power of bio-derived solvents to deliver solutions that enhance energy production. Flotek serves major and independent energy producers and oilfield service companies, both domestic and international. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s website at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Investor Inquiries, contact:

Elizabeth Wilkinson

Chief Financial Officer

E: IR@flotekind.com

P: (713) 726-5376

Media Inquiries, contact:

Danielle Allen

Senior Vice President, Global Communications & Technology Commercialization

E: DAllen@flotekind.com

P: (713) 726-5322

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